                             EXHIBIT 2

Management's Statement on
Financial Reporting

The financial statements on pages 42 to 62 which consolidate the financial results of Suncor Energy Inc., its subsidiaries and joint ventures, and all information in this annual report, are the responsibility of management.

   The financial statements have been prepared in accordance with Canadian generally accepted accounting principles. They include some amounts which are based on estimates and judgments relating to matters not concluded by year-end. Financial information presented elsewhere in this annual report is consistent with that in the financial statements.

   In management's opinion the financial statements have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies summarized on pages 42 to 44. In meeting its responsibilities for the integrity of the financial statements, management maintains a system of internal controls and an internal audit program. Management also administers a program of proper business conduct compliance.

   PricewaterhouseCoopers LLP, the company's independent auditors, have audited the accompanying financial statements. Their report accompanies this statement.

   The Audit Committee of the Board of Directors, composed of five independent directors, meets regularly with management, the internal auditors and PricewaterhouseCoopers LLP to review their activities and to discuss auditing, management information systems, internal control, accounting policy and financial reporting matters. The Audit Committee also meets quarterly to review interim financial statements prior to their release. The internal auditors and PricewaterhouseCoopers LLP have unrestricted access to the company, the Audit Committee and the Board of Directors. The Audit Committee reviews the financial statements and Management's Discussion and Analysis and recommends their approval to the Board of Directors.

/s/ Richard L. George            /s/ Michael W. O'Brien
Richard L. George                Michael W. O'Brien
President and                    Chief Financial Officer
Chief Executive Officer

January 20, 2000

Auditors' Report

To the Shareholders of Suncor Energy Inc.

   We have audited the consolidated balance sheets of Suncor Energy Inc. as at December 31, 1999, 1998 and 1997 and the consolidated statements of earnings, cash flows and changes in shareholders' equity for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

   In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1999, 1998 and 1997 and the results of its operations and cash flows for each of the years then ended in accordance with accounting principles generally accepted in Canada.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Calgary, Alberta

January 20, 2000

                                     SUNCOR ENERGY INC. 1999 ANNUAL REPORT  41

Summary of Significant Accounting Policies

Suncor Energy Inc. is an integrated oil and gas company, whose three operating segments are Oil Sands, Exploration and Production and Sunoco.

   Oil Sands includes the production of light sweet and light sour crude oil, diesel fuel and various custom blends from oil sands mined in the Athabasca region of northeastern Alberta, and the marketing of these products in Canada and the United States.

   Exploration and Production includes the exploration, acquisition, development, production, marketing and transportation of crude oil and natural gas in Canada and the marketing of natural gas in Canada and the United States.

   Sunoco includes the manufacture, transportation and marketing of petroleum and petrochemical products, primarily in Ontario and Quebec, and, commencing in 1997, the marketing of natural gas in Ontario. Petrochemical products are also sold in the United States and Europe.

   The company is also in the commissioning phase of an oil shale project in Queensland, Australia, which is currently being treated as a Corporate project for segmented reporting purposes. Commercial production from this first phase is expected to commence in 2000, at which time the oil shale operation will be a separate foreign geographic segment.

   The significant accounting policies of the company are summarized below:

(a)  PRINCIPLES OF CONSOLIDATION AND THE PREPARATION OF FINANCIAL STATEMENTS

These consolidated financial statements are prepared and reported in Canadian dollars in accordance with Canadian generally accepted accounting principles
(GAAP), which differ in some respects from GAAP in the United States. The significant differences in GAAP, as applicable to these consolidated financial statements and notes, are described in the company's Form 40-F report, which is filed with the United States Securities and Exchange Commission and is available on request.

   The consolidated financial statements include the accounts of Suncor Energy Inc. and its subsidiaries and the company's proportionate share of the assets, liabilities, revenues, expenses and cash flows of its joint ventures.

   The timely preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions, and use judgment, regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, actual results may differ from estimated amounts as future confirming events occur.

(b)  CASH EQUIVALENTS AND INVESTMENTS

The company considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist primarily of term deposits and certificates of deposit. Investments with maturities from greater than three months to one year are classified as short-term investments, while those with maturities in excess of one year are classified as long-term investments. Cash equivalents and short-term investments are stated at cost, which approximates market value.

(c)  REVENUES

The company deems production from its oil sands plant, excluding diesel sales and synthetic crude oil sales under long-term agreements, as well as its conventional crude oil production to be used first for internal refinery consumption. The company also deems a portion of its natural gas production to be sold to Sunoco for resale to its natural gas customers. Therefore, on consolidation, revenues from these deemed sales are eliminated from sales and other operating revenues and purchases of crude oil and products.

   The company also uses a portion of its natural gas production for internal consumption at its oil sands plant and refinery. On consolidation, revenues from these sales are eliminated from sales and other operating revenues and operating, selling and general expenses.

(d)  CAPITAL ASSETS

Capital assets are recorded at cost less accumulated provisions for depreciation, depletion and amortization. Capital assets are reviewed for impairment whenever events or conditions indicate that their net carrying amount may not be recoverable from estimated future cash flows.

   The company follows the successful efforts method of accounting for its crude oil and natural gas operations. Under the successful efforts method, acquisition costs of proved and unproved properties are capitalized. Costs of unproved properties are transferred to proved properties when proved reserves are confirmed. Exploration costs, including geological and geophysical costs, are expensed as incurred. Exploratory drilling costs are capitalized initially. If it is determined that the well does not contain proved reserves, the capitalized exploratory drilling costs are charged to expense, as dry hole costs, at that time. The related land costs are expensed through the amortization of unproved properties as covered under the Exploration and Production section of the following policy.

   Development costs, which include the costs of wellhead equipment, development drilling costs, gas plants and handling facilities, applicable geological and geophysical costs and the costs of acquiring or constructing support facilities and equipment are capitalized. Costs incurred to operate and maintain wells and equipment and to lift oil and gas to the surface are expensed.

   Costs specifically related to the construction and development of major projects such as the oil sands projects and the Stuart oil shale project are capitalized. Depreciation commences when the facilities are substantially complete and ready for commercial production to begin.

(e)  DEPRECIATION, DEPLETION AND AMORTIZATION

OIL SANDS

Capital assets are depreciated over their useful lives, except for lease acquisition costs and certain mine assets, which are

42 SUNCOR ENERGY INC. 1999 ANNUAL REPORT depreciated over the life of proved reserves. Depreciation over useful lives is on a straight line basis. Depreciation over the life of proved reserves is on a unit of production basis.

   The company is depreciating capital assets as follows:

   (i)   mobile equipment over 3 to 15 years;

   (ii) mine equipment and acquisition costs of original operating Leases #86 and #17 over approximately 36 million barrels of proved reserves;

   (iii) plant and other capital assets primarily over 10 to 40 years.

EXPLORATION AND PRODUCTION

Unproved properties whose acquisition costs are individually significant are evaluated for impairment by management. Impairment of unproved properties whose acquisition costs are not individually significant is provided for through amortization of the portion not expected to become producing, based on historical experience, over the average projected holding period.

   Acquisition costs of proved properties are depleted using the unit of production method based on proved reserves. Capitalized exploratory drilling costs and development costs are depleted on the basis of proved developed reserves. For purposes of the depletion calculation, production and reserves volumes for oil and natural gas are converted to a common unit of measure on the basis of their approximate relative energy content. Gas plants, support facilities and equipment are depreciated on a straight line basis over their useful lives, which average 13 years.

SUNOCO

Depreciation of capital assets is on a straight line basis over their useful lives. The refinery and additions thereto are depreciated over an average of 30 years, service stations and related equipment over an average of 20 years and other facilities and equipment over 3 to 25 years.

(f)  DISPOSALS

Gains or losses on disposals of capital assets are generally recognized in earnings. For oil and gas capital assets, gains or losses are recognized in earnings for significant disposals or disposal of an entire property. However, the acquisition cost of an unproved property surrendered or abandoned which is not individually significant or a partial abandonment of a proved property is charged to accumulated depreciation, depletion or amortization, as appropriate.

(g)  DEFERRED CHARGES

Overburden removal costs incurred to expose oil sands and oil shale for mining, including depreciation on overburden removal equipment where applicable, are deferred. These costs are amortized based on the amount of oil sands and oil shale mined in the year, the ratio of total overburden to be removed to total reserves of oil sands and oil shale to be mined and the removal cost, determined on a last-in, first-out (LIFO) basis, per unit of overburden.

   The cost of major maintenance shutdowns is deferred and amortized on a straight line basis over the period to the next shutdown which varies from two to seven years. Normal maintenance and repair costs are charged to expense as incurred.

   Oil sands preproduction costs are amortized on a unit of production basis over the life of proved producing reserves.

(h)  RECLAMATION AND ENVIRONMENTAL REMEDIATION COSTS

Reclamation and environmental remediation costs for identified sites are estimated and charged against earnings when there exists a regulatory or statutory requirement or contractual agreement, or when management has made a decision to decommission or restore a site, providing that assessments indicate that such costs are probable and reasonably estimable.

   Estimated reclamation costs in the company's upstream operations are accrued on the unit of production basis. Estimated environmental remediation costs, which are predominantly in the company's downstream operation, are accrued for those sites where assessments indicate that such work is required.

   Costs are accrued based upon currently known information, estimated timing of remedial actions, and existing requirements and technology. Changes in these factors may result in material changes to estimated costs, which will be recognized prospectively when known.

(i)  EMPLOYEE FUTURE BENEFITS

PENSION EXPENSE

The company has a defined benefit pension plan, under which employees do not make contributions (non-contributory), and a defined contribution pension plan providing retirement benefits for its eligible employees. The company also has supplementary non-contributory defined benefit pension plans providing additional retirement benefits for its executives and senior employees.

   Pension expense related to the defined benefit plans includes the current service costs, interest costs and the amortization of adjustments arising from plan amendments, changes in assumptions and experience gains and losses over the expected average remaining service life of the employees. This expense reflects management's estimates of the pension plans' expected investment yield, salary escalation, mortality of members, terminations and the ages at which members will retire. Company contributions to the defined contribution plan are expensed as incurred.

OTHER POST-RETIREMENT BENEFITS

The company provides certain health care and life insurance benefits for its retired employees and eligible surviving dependants. Costs of these benefits are charged to earnings as payments are made by the company on behalf of retirees and dependants.

   New recommendations on employee future benefits, approved in 1998 by the Accounting Standards Board of the Canadian Institute of Chartered Accountants will be adopted effective January 1, 2000.

                                     SUNCOR ENERGY INC. 1999 ANNUAL REPORT  43

(j)  INCOME TAXES

By law, some costs and revenues may be deducted from or added to earnings in the calculation of taxable income in years earlier or later than the year that they are actually recorded in the consolidated statements of earnings. The income taxes in the consolidated statements of earnings are based upon the revenues and expenses actually recorded but differ from taxes actually paid or payable. The cumulative effect of these differences is shown in the consolidated balance sheets as "deferred income taxes".

   New recommendations issued in 1997 by the Accounting Standards Board of the Canadian Institute of Chartered Accountants will be adopted effective January 1, 2000.

(k)  INVENTORIES

Inventories of crude oil and refined products are valued at the lower of cost using the last-in, first-out (LIFO) method and net realizable value.

   Materials and supplies are valued at the lower of average cost and net realizable value.

(l)  DERIVATIVE FINANCIAL INSTRUMENTS

The company periodically enters into derivative financial instrument contracts such as forwards, futures and swaps to hedge against the potential adverse impact of market prices for its petroleum and natural gas products and to protect its Canadian dollar income and cash flows against adverse foreign currency exchange movements. The company also periodically enters into derivative financial instrument contracts such as interest rate swaps when there is an opportunity to lower the cost of borrowed funds. The company does not use derivative financial instruments involving multipliers or leverage.

   Derivative contracts are initiated within the guidelines of the company's risk management policies, which require stringent authorities for approval and commitment of contracts, designation of the contracts by management as hedges of the related transactions, and monitoring of the effectiveness of such contracts in reducing the related risks. Contract maturities are consistent with the settlement dates of the related hedged transactions.

   Derivative contracts accounted for as hedges are not recognized in the consolidated balance sheets. Gains or losses on these contracts are recognized in earnings and cash flows when the related sales revenue, interest expense and cash flows are recognized.

   Gains or losses resulting from changes in the fair value of derivative contracts not accounted for as hedges are recognized in earnings and cash flows.

(m)  INTEREST CAPITALIZATION

Interest costs relating to the construction and pre-operating stages of major development projects and to the portion of non-producing oil and gas properties expected to become producing are capitalized as part of the cost of such capital assets.

(n)  FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities in foreign currencies are translated to Canadian dollars at rates of exchange in effect at the end of the period. Other assets and related depreciation, depletion and amortization, other liabilities, revenues and expenses are translated at rates of exchange in effect at the respective transaction dates. The resulting exchange gains and losses are included in earnings, except for unrealized exchange gains and losses arising on translation of long-term liabilities with fixed or ascertainable lives. These gains and losses are deferred and amortized over the remaining terms of the liabilities.

   The company's oil shale project in Australia is integrated with the company's other activities and is translated in the manner described above.

(o)  STOCK-BASED COMPENSATION PLANS

Under the company's Executive Stock Plan and Employee Stock Option Program, common share options are granted to certain executives, senior employees and non-employee directors. The company does not recognize compensation expense on the issuance of common share options under these programs because the exercise price of the share options is equal to the market value of the common shares at the date of grant.

   The company has established long-term employee incentive plans which provide awards to certain senior executives and employees based on the market price of the company's common shares and achievement of certain performance measurement criteria relating to the company's business segments. These awards vest on April 1, 2002 and are payable at that time, generally in equal amounts of cash and common shares of the company. The estimated costs of the cash portion of these awards, based on share price and expected performance achievement, are recorded as compensation expense over the vesting period. Changes in the share price, up or down, will change the compensation expense. Such changes will be recognized prospectively when they occur.

   The company has also established a directors' compensation plan whereby directors of the company may elect to receive half or all of their annual remuneration as directors in common share equivalents referred to as Deferred Share Units (DSU). The estimated costs of directors' compensation in the form of DSU, based on share price, are recorded as compensation expense annually.

44  SUNCOR ENERGY INC. 1999 ANNUAL REPORT

                                             CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Earnings            for the years ended December 31

-------------------------------------------------------------------------------------------------------------------
($ millions)                                                       1999              1998             1997
-------------------------------------------------------------------------------------------------------------------
REVENUES

   Sales and other operating revenues (notes 2 and 4)             2 383             2 068            2 148
   Interest                                                           4                 2                6
-------------------------------------------------------------------------------------------------------------------
                                                                  2 387             2 070            2 154
-------------------------------------------------------------------------------------------------------------------
EXPENSES
   Purchases of crude oil and products                              519               366              429
   Operating, selling and general (note 10)                         750               682              705
   Exploration (note 2)                                              40                40               50
   Royalties (note 1)                                                99                78               80
   Taxes other than income taxes (note 2)                           334               325              312
   Depreciation, depletion and amortization                         318               264              234
   Gain on disposal of assets                                       (34)               (6)              (9)
   Interest (note 2)                                                 26                24               13
-------------------------------------------------------------------------------------------------------------------
                                                                  2 052             1 773            1 814
-------------------------------------------------------------------------------------------------------------------
EARNINGS BEFORE INCOME TAXES                                        335               297              340
-------------------------------------------------------------------------------------------------------------------
PROVISION FOR INCOME TAXES (note 3)
   Current
     Income taxes on earnings                                        29                (3)              16
     Income tax refund                                               --               (16)             (11)
-------------------------------------------------------------------------------------------------------------------
                                                                     29               (19)               5
-------------------------------------------------------------------------------------------------------------------
   Deferred
     Income taxes on earnings                                       106               123              112
     Income tax refund                                               --                 5               --
-------------------------------------------------------------------------------------------------------------------
                                                                    106               128              112
                                                                    135               109              117
-------------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                        200               188              223
Dividends on preferred securities (note 13)                         (22)               --               --
-------------------------------------------------------------------------------------------------------------------
Net earnings attributable to common shareholders                    178               188              223
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE (dollars) (note 14)

   Net earnings                                                    1.81              1.70             2.04
   Dividends on preferred securities                              (0.20)              --               --
-------------------------------------------------------------------------------------------------------------------
   Net earnings attributable to common shareholders

   Basic                                                           1.61              1.70             2.04
   Diluted                                                         1.60              1.70             2.02
-------------------------------------------------------------------------------------------------------------------
   Cash Dividends                                                  0.68              0.688            0.68
-------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes

                                     SUNCOR ENERGY INC. 1999 ANNUAL REPORT  45

CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Balance Sheets                                  as at December 31

-------------------------------------------------------------------------------------------------------------------
($ millions)                                                       1999              1998             1997
-------------------------------------------------------------------------------------------------------------------
ASSETS
   CURRENT ASSETS
     Cash and cash equivalents                                        5                26               13
     Accounts receivable (notes 2 and 4)                            291               190              267
     Income taxes recoverable                                        --                10               --
     Inventories (note 5)                                           161               175              159
-------------------------------------------------------------------------------------------------------------------
   Total current assets                                             457               401              439
   Capital assets, net (note 6)                                   4 528             3 504            2 817
   Deferred charges and other (note 7)                              191               199              201
-------------------------------------------------------------------------------------------------------------------
   Total assets                                                   5 176             4 104            3 457
-------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES
     Short-term borrowings                                           32                16               36
     Accounts payable                                               277               125              179
     Accrued liabilities (notes 10 and 11)                          339               169              229
     Income taxes                                                    15                --               10
     Taxes other than income taxes                                   46                59               53
     Current portion of long-term borrowings (note 8)                 1                 1                6
-------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                        710               370              513
-------------------------------------------------------------------------------------------------------------------
   Long-term borrowings (notes 8 and 9)                           1 306             1 298              767
   Accrued liabilities and other (note 10)                          179               161              166
   Deferred income taxes                                            839               756              610
   Commitments and contingencies (note 12)

   SHAREHOLDERS' EQUITY
     Preferred securities (note 13)                                 514                --               --
     Share capital (note 14)                                        524               518              513
     Retained earnings                                            1 104             1 001              888
-------------------------------------------------------------------------------------------------------------------
   Total shareholders` equity                                     2 142             1 519            1 401
-------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                     5 176             4 104            3 457
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.

Approved on behalf of the Board:

/s/  R. L. George                 /s/ R. W. Korthals
R. L. George, Director            R. W. Korthals, Director

46  SUNCOR ENERGY INC. 1999 ANNUAL REPORT

                                             CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Cash Flows          for the years ended December 31

-------------------------------------------------------------------------------------------------------------------
($ millions)                                                       1999              1998             1997
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Cash flow provided from operations (1), (2)                         591               580              575
Decrease (increase) in operating working capital
   Accounts receivable (note 2)                                    (101)               77               25
   Inventories                                                       14               (16)             (12)
   Accounts payable and accrued liabilities                         322              (114)             (21)
   Taxes payable                                                     12               (14)              14
-------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM OPERATING ACTIVITIES                             838               513              581
-------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES (2)                            (1 290)             (937)            (884)
-------------------------------------------------------------------------------------------------------------------
NET CASH DEFICIENCY BEFORE FINANCING ACTIVITIES                    (452)             (424)            (303)
-------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in short-term borrowings                         16               (20)              12
Issuance of preferred securities (note 13)                          507                --               --
Stuart oil shale project borrowings                                  11                49               22
Issuance of medium term notes                                        --                --              400
Repayment of commercial paper borrowings (note 13)                 (507)               --               --
Repayment of 12% debentures, Series A                                --               (55)              (5)
Net increase (decrease) in other long-term borrowings               510               533              (45)
Issuance of common shares under stock option plan (note 14)           6                 5                5
Dividends paid on preferred securities (3) (note 13)                (37)               --               --
Dividends paid on common shares                                     (75)              (75)             (74)
-------------------------------------------------------------------------------------------------------------------
CASH PROVIDED FROM FINANCING ACTIVITIES                             431               437              315
-------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    (21)               13               12
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       26                13                1
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              5                26               13
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE (dollars) (note 14)
(1)    Cash flow provided from operations                          5.36              5.27             5.24
(3)    Dividends paid on preferred securities (pre-tax)           (0.34)               --               --
-------------------------------------------------------------------------------------------------------------------
       Cash flow provided from operations
       after deducting dividends paid on preferred securities      5.02              5.27             5.24
-------------------------------------------------------------------------------------------------------------------
(2)    See Schedules of Segmented Data on pages 50 and 51.
-------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.

Consolidated Statements of Changes
in Shareholders' Equity

-------------------------------------------------------------------------------------------------------------------
                                                                Preferred           Share           Retained
($ millions)                                                    Securities         Capital          Earnings
-------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1996                                                 --              508                739
Net earnings                                                         --               --                223
Dividends paid                                                       --               --                (74)
Issued for cash under stock option plan                              --                5                 --
-------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1997                                                 --              513                888
Net earnings                                                         --               --                188
Dividends paid                                                       --               --                (75)
Issued for cash under stock option plan                              --                4                 --
Issued under dividend reinvestment plan                              --                1                 --
-------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998                                                 --              518              1 001
Net earnings                                                         --               --                200
Dividends paid                                                       --               --                (97)
Issuance of preferred securities (note 13)                          514               --                 --
Issued for cash under stock option plan                              --                6                 --
-------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999                                                514              524              1 104
-------------------------------------------------------------------------------------------------------------------

See accompanying summary of accounting policies and notes.

                                     SUNCOR ENERGY INC. 1999 ANNUAL REPORT  47

CONSOLIDATED FINANCIAL STATEMENTS

Schedules of Segmented Data                    for the years ended December 31

-------------------------------------------------------------------------------------------------------------------
                                            Oil Sands         Exploration and Production        Sunoco
($ millions)                            1999    1998    1997     1999    1998     1997    1999    1998     1997
-------------------------------------------------------------------------------------------------------------------
EARNINGS
REVENUES**
Sales and other
   operating revenues                    461     421     281      143     114      194   1 779   1 533    1 673
Intersegment revenues***                 428     347     470      163     176      108      --      --       --
Interest                                  --      --      --       --      --       --      --      --       --
-------------------------------------------------------------------------------------------------------------------
                                         889     768     751      306     290      302   1 779   1 533    1 673
-------------------------------------------------------------------------------------------------------------------

EXPENSES
Purchases of crude oil and products        6      10      --       --      --       --   1 090     845      988
Operating, selling and general           357     333     334       85      84       87     264     258      269
Exploration                               --      --      --       40      40       50      --      --       --
Royalties                                 51      43      31       48      35       49      --      --       --
Taxes other than income taxes              9       7       8        5       5        4     320     313      300
Depreciation, depletion
   and amortization                      177     128     109       87      84       74      53      51       51
(Gain) loss on disposal of assets          2      (1)     (2)     (36)     (5)      (9)     --      --        2
Interest                                  --      --      --       --      --       --      --      --       --
-------------------------------------------------------------------------------------------------------------------
                                         602     520     480      229     243      255   1 727   1 467    1 610
-------------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) BEFORE
   INCOME TAXES                          287     248     271       77      47       47      52      66       63
Income taxes                            (113)    (98)    (92)     (34)    (22)     (23)    (21)    (26)     (24)
-------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                      174     150     179       43      25       24      31      40       39
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

As at December 31

TOTAL ASSETS                           3 178   2 081   1 689      962     943      819     849     874      908
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED****                   1 371   1 254     543      730     774      658     413     503      500
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)****              13.2    16.7    33.0      5.7     3.5      4.0     6.8     7.9      7.9
-------------------------------------------------------------------------------------------------------------------

* The company currently has no foreign geographic segments. See note 2 for information on export sales. Accounting policies for segments are the same as those described in the Summary of Significant Accounting Policies.

** One customer in the Oil Sands segment in 1999 represented 10% or more of the company's 1999 consolidated revenues. There were none in 1998 and 1997.

*** Intersegment revenues are recorded at prevailing fair market prices and accounted for as if the sales were to third parties.

**** Capital Employed - the total of shareholders' equity and debt (short-term borrowings and current and long-term portions of long-term borrowings), less capitalized costs related to major projects in progress. Long-term borrowings are recorded mainly in the Corporate segment.

See accompanying summary of accounting policies and notes.

48  SUNCOR ENERGY INC. 1999 ANNUAL REPORT

                                             CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------------
                                                                Corporate and Eliminations       Total

($ millions)                                                     1999    1998     1997    1999    1998     1997
-------------------------------------------------------------------------------------------------------------------
EARNINGS

REVENUES**
Sales and other
   operating revenues                                              --      --       --   2 383   2 068    2 148
Intersegment revenues***                                         (591)   (523)    (578)     --      --       --
Interest                                                            4       2        6       4       2        6
-------------------------------------------------------------------------------------------------------------------
                                                                 (587)   (521)    (572)  2 387   2 070    2 154
-------------------------------------------------------------------------------------------------------------------

EXPENSES
Purchases of crude oil and products                              (577)   (489)    (559)    519     366      429
Operating, selling and general                                     44       7       15     750     682      705
Exploration                                                        --      --       --      40      40       50
Royalties                                                          --      --       --      99      78       80
Taxes other than income taxes                                      --      --       --     334     325      312
Depreciation, depletion
   and amortization                                                 1       1       --     318     264      234
(Gain) loss on disposal of assets                                  --      --       --     (34)     (6)      (9)
Interest                                                           26      24       13      26      24       13
-------------------------------------------------------------------------------------------------------------------
                                                                 (506)   (457)    (531)  2 052   1 773    1 814
-------------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) BEFORE
   INCOME TAXES                                                   (81)    (64)     (41)    335     297      340
Income taxes                                                       33      37       22    (135)   (109)    (117)
-------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                               (48)    (27)     (19)    200     188      223
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

As at December 31

TOTAL ASSETS                                                      187     206       41   5 176   4 104    3 457
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
CAPITAL EMPLOYED****                                             (117)    (70)     (90)  2 397   2 461    1 611
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
RETURN ON AVERAGE
  CAPITAL EMPLOYED (%)****
                                                                                           8.8     9.9     14.8
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                                     SUNCOR ENERGY INC. 1999 ANNUAL REPORT  49

CONSOLIDATED FINANCIAL STATEMENTS

Schedules of Segmented Data*                     for the years ended December 31

-------------------------------------------------------------------------------------------------------------------
                                             Oil Sands         Exploration and Production        Sunoco
($ millions)                            1999    1998    1997     1999    1998     1997    1999    1998     1997
-------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
   FINANCING ACTIVITIES

CASH PROVIDED FROM (USED IN)
   OPERATING ACTIVITIES:

Cash flow provided from
   (used in) operations
   Net earnings (loss)                   174     150     179       43      25       24      31      40       39
   Exploration expenses
     Cash                                 --      --      --       12      16       25      --      --       --
     Dry hole costs                       --      --      --       28      24       25      --      --       --
   Non-cash items included
     in earnings
     Depreciation, depletion
       and amortization                  177     128     109       87      84       74      53      51       51
     Deferred income taxes               107      79      85       32      15       10     (31)     15        5
     Current income tax provision
       allocated to Corporate              6      19       7        2       7       13      52      11       19
     (Gain) loss on disposal of assets     2      (1)     (2)     (36)     (5)      (9)     --      --        2
     Other                               (12)    (12)     (9)       3       1       --      (3)     (4)      (5)
   Overburden removal outlays            (53)    (46)    (34)      --      --       --      --      --       --
   Increase (decrease) in
     deferred credits and other            4       3      (4)       1      --       --       1      (1)      10
-------------------------------------------------------------------------------------------------------------------
Total cash flow
   provided from
   (used in) operations                  405     320     331      172     167      162     103     112      121
Decrease (increase)
   in operating
   working capital                        83      (8)     33       27     (13)      (2)     69       7      (36)
-------------------------------------------------------------------------------------------------------------------
Total cash provided from
   (used in) operating
   activities                            488     312     364      199     154      160     172     119       85
-------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING
   ACTIVITIES:
Capital and exploration
   expenditures                       (1 057)   (507)   (491)    (200)   (242)    (240)    (42)    (60)     (54)
Deferred maintenance
   shutdown expenditures                 (22)     (7)    (36)      --      (1)       1      --      (2)      --
Deferred outlays and
   other investments                      (7)     (1)     (6)      --       1       --      (2)     (3)      (1)
Proceeds from disposals                    1       1       2       90       9       13       1       1       --
-------------------------------------------------------------------------------------------------------------------
Total cash used in
   investing activities               (1 085)   (514)   (531)    (110)   (233)    (226)    (43)    (64)     (55)
-------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS
   (DEFICIENCY) BEFORE
   FINANCING ACTIVITIES                 (597)   (202)   (167)      89     (79)     (66)    129      55       30
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

* The company currently has no foreign geographic segments. See note 2 for information on export sales. Accounting policies for segments are the same as those described in the Summary of Significant Accounting Policies.

See accompanying summary of accounting policies and notes.

50  SUNCOR ENERGY INC. 1999 ANNUAL REPORT

                                CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------------
                                                             Corporate and Eliminations          Total
($ millions)                                                     1999    1998     1997    1999    1998     1997
-------------------------------------------------------------------------------------------------------------------
CASH FLOW BEFORE
   FINANCING ACTIVITIES
CASH PROVIDED FROM (USED IN)
   OPERATING ACTIVITIES:
Cash flow provided from
   (used in) operations
   Net earnings (loss)                                            (48)    (27)     (19)    200     188      223
   Exploration expenses
     Cash                                                          --      --       --      12      16       25
     Dry hole costs                                                --      --       --      28      24       25
   Non-cash items included
     in earnings
     Depreciation, depletion
       and amortization                                             1       1       --     318     264      234
     Deferred income taxes                                         (2)     19       12     106     128      112
     Current income tax provision
       allocated to Corporate                                     (60)    (37)     (39)     --      --       --
     (Gain) loss on disposal of assets                             --      --       --     (34)     (6)      (9)
   Other                                                            1       2        2     (11)    (13)     (12)
   Overburden removal outlays                                      --      --       --     (53)    (46)     (34)
   Increase (decrease) in
     deferred credits and other                                    19      23        5      25      25       11
-------------------------------------------------------------------------------------------------------------------
Total cash flow
   provided from
   (used in) operations                                           (89)    (19)     (39)    591     580      575
Decrease (increase)
   in operating
   working capital                                                 68     (53)      11     247     (67)       6
-------------------------------------------------------------------------------------------------------------------
Total cash provided from
   (used in) operating
   activities                                                     (21)    (72)     (28)    838     513      581
-------------------------------------------------------------------------------------------------------------------
CASH USED IN INVESTING
   ACTIVITIES:
Capital and exploration
   expenditures                                                   (51)   (127)     (62) (1 350)   (936)    (847)
Deferred maintenance
   shutdown expenditures                                           --      --       --     (22)    (10)     (35)
Deferred outlays and
   other investments                                               (1)      1      (10)    (10)     (2)     (17)
Proceeds from disposals                                            --      --       --      92      11       15
-------------------------------------------------------------------------------------------------------------------
Total cash used in
   investing activities                                           (52)   (126)     (72) (1 290)   (937)    (884)
-------------------------------------------------------------------------------------------------------------------
NET CASH SURPLUS
   (DEFICIENCY) BEFORE
   FINANCING ACTIVITIES                                           (73)   (198)    (100)   (452)   (424)    (303)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


                                   SUNCOR ENERGY INC. 1999 ANNUAL REPORT  51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to the Consolidated Financial Statements

1. ROYALTIES

Alberta Crown royalties totalling $7 million (1998 - $5 million; 1997 - $9 million) were paid in kind, and are not shown in the company's revenues and expenses.

------------------------------------------------------------------------------------------------------------------------------
                                                              1999                       1998                       1997
                                                     -------------------------------------------------------------------------
($ millions)                                         Crown   Other   Total     Crown   Other   Total     Crown   Other   Total
------------------------------------------------------------------------------------------------------------------------------
[GRAPH]
------------------------------------------------------------------------------------------------------------------------------
Oil Sands                                              48      3      51         35      8      43          8     23       31
------------------------------------------------------------------------------------------------------------------------------
Exploration & Production                               40      8      48         28      7      35         41      8       49
------------------------------------------------------------------------------------------------------------------------------
Total                                                  88     11      99         63     15      78         49     31       80
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

* Lower 1997 Oil Sands Crown royalties reflect the realization of an environmental royalty credit from the Government of Alberta in the amount of $31 million. The program for claiming this credit ended at the end of 1997.


2. SUPPLEMENTAL INFORMATION

($ millions)                                                   1999                       1998                       1997
-------------------------------------------------------------------------------------------------------------------------------
Export sales (1)                                                233                        231                        292
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Exploration expenses
   Geological and geophysical                                    10                         14                         23
   Other                                                          2                          2                          2
-------------------------------------------------------------------------------------------------------------------------------
   Cash costs                                                    12                         16                         25
   Dry hole costs                                                28                         24                         25
-------------------------------------------------------------------------------------------------------------------------------
   Cash and dry hole costs (2)                                   40                         40                         50
   Leasehold impairment (3)                                      12                         10                          7
-------------------------------------------------------------------------------------------------------------------------------
                                                                 52                         50                         57
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Taxes other than income taxes
   Excise taxes (4)                                             311                        305                        292
   Production, property
     and other taxes                                             23                         20                         20
-------------------------------------------------------------------------------------------------------------------------------
                                                                334                        325                        312
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Interest expense
   Long-term interest cost                                       71                         67                         38
   Less interest capitalized                                    (45)                       (43)                       (25)
-------------------------------------------------------------------------------------------------------------------------------
                                                                 26                         24                         13
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Cash interest payments                                           63                         64                         28
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
Allowance for
   doubtful accounts                                              3                          3                          3
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

During 1999, the company put in place a securitization program to sell, on an ongoing basis, up to $83 million of accounts receivable, on a limited recourse basis, to a third party. As at December 31, 1999, $83 million in accounts receivable had been sold under the program.

On December 31, 1998, the company sold, on a limited recourse basis, approximately $50 million in accounts receivable to third parties.

The company's potential exposure to credit loss under the recourse provisions is not material.

(1) Sales of mainly petrochemicals, natural gas and diesel to customers in the United States and petrochemicals in Europe.

(2) Exploration expenses in the Consolidated Statements of Earnings.

(3) Included in depreciation, depletion and amortization in the Consolidated Statements of Earnings.

(4) Excise taxes are also included in sales and other operating revenues in the Consolidated Statements of Earnings.

52  SUNCOR ENERGY INC. 1999 ANNUAL REPORT

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3. INCOME TAXES

The provision for income taxes reflects an effective tax rate which differs from the statutory tax rate. A reconciliation of the two rates and the dollar effect is as follows:

--------------------------------------------------------------------------------------------------------------------------------
                                                            1999                     1998                    1997
($ millions)                                        AMOUNT           %       Amount            %      Amount            %
--------------------------------------------------------------------------------------------------------------------------------
Federal tax rate                                       127          38          113           38         130           38
Provincial abatement                                   (34)        (10)         (30)         (10)        (34)         (10)
Federal surtax                                           4           1            3            1           4            1
Provincial tax rates                                    52          16           48           16          53           16
-------------------------------------------------------------------------------------------------------------------------------
STATUTORY TAX AND RATE                                 149          45          134           45         153           45
Add (deduct) the tax effect of:
Crown royalties (see note 1)                            44          13           31           11          27            8
Resource allowance                                     (56)        (17)         (49)         (16)        (54)         (16)
Large corporations tax                                  10           3            9            3           5            1
Income tax refund*                                      --          --          (11)          (4)        (11)          (3)
Other                                                  (12)         (4)          (5)          (2)         (3)          (1)
-------------------------------------------------------------------------------------------------------------------------------
INCOME TAXES AND EFFECTIVE RATE                        135          40          109           37         117           34
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

1999 income tax payments totalled $5 million (1998 - net refund of $19 million; 1997 - net refund of $10 million).

* During 1998, settlements were reached with Canada Customs and Revenue Agency (formerly Revenue Canada) on a number of taxation issues resulting in refunds totalling $34 million, $11 million of which were reflected in 1997 net earnings ($0.10 per common share). The impact of the refund in 1998 is to increase net earnings by $11 million ($0.10 per common share) reflecting a reduction of prior years income taxes of $5 million and taxable interest of $6 million (after a provision for income taxes of $5 million).

4.   RELATED PARTY TRANSACTIONS

The following table summarizes the company's related party transactions for the year and balances at the end of the year. These transactions are in the normal course of operations and have been carried out on the same terms as would apply with unrelated parties.

($ millions)                     1999       1998       1997
-----------------------------------------------------------------
Revenues
   Sales to Sunoco
     joint ventures:
       Refined products           395        309        353
       Petrochemicals             108         85         90
-----------------------------------------------------------------
At the end of the year,
amounts due from related
parties are as follows:

Sunoco joint ventures              45         41         49
-----------------------------------------------------------------
-----------------------------------------------------------------

Sales to and balances with Sunoco joint ventures are exchange amounts established and agreed to by the related parties, before application of the proportionate consolidation method of accounting.

   The company has exclusive supply agreements with two Sunoco joint ventures for the sale of refined products. One agreement expires in 2002, after which the company will continue to be the exclusive supplier of refined products as long as it remains a shareholder. The company plans to maintain its relationship with this joint venture. The other agreement expires in 2003 and will be automatically renewed thereafter for one year terms until terminated upon twelve months prior written notice. No notice has been given by either party.

   The company also has a non-exclusive supply agreement with a Sunoco joint venture for the sale of petrochemicals. The agreement is automatically renewed on an annual basis until it is terminated by either party upon twelve months written notice. No notice has been given by either party.

5.   INVENTORIES

($ millions)                     1999       1998       1997
-----------------------------------------------------------------
[GRAPH]
-----------------------------------------------------------------
/ / Crude oil                     47         58         63
/ / Refined products              67         62         54
/ / Materials and supplies        47         55         42
Total                            161        175        159
-----------------------------------------------------------------

The replacement cost at December 31, 1999 of all inventories valued at LIFO exceeded their carrying value by $37 million (1998 - nil; 1997 - $7 million).

                                    SUNCOR ENERGY INC. 1999 ANNUAL REPORT  53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.   CAPITAL ASSETS

------------------------------------------------------------------------------------------------------------------------------
                                                      1999                       1998                       1997
                                                        ACCUMULATED                Accumulated                Accumulated
($ millions)                                 COST         PROVISION     Cost         Provision     Cost         Provision
------------------------------------------------------------------------------------------------------------------------------
Oil Sands
   Plant                                    1 598               485    1 461               449    1 106               410
   Mine and mobile equipment                  850               243      828               191      330               158
   Plant expansion*                            --                --       --                --      267                --
   Steepbank Mine*                             --                --       --                --      238                --
   Project Millennium**
     Production enhancement phase             172                 2       87                --       17                --
     Millennium expansion                     905                --       99                --       16                --
------------------------------------------------------------------------------------------------------------------------------
                                            3 525               730    2 475               640    1 974               568
------------------------------------------------------------------------------------------------------------------------------
Exploration and Production
   Proved properties                        1 190               487    1 242               506    1 093               450
   Unproved properties                        344               171      288               169      263               166
   Pipeline                                    22                18       22                18       21                17
   Other support facilities and equipment      19                12       18                10       15                 9
------------------------------------------------------------------------------------------------------------------------------
                                            1 575               688    1 570               703    1 392               642
------------------------------------------------------------------------------------------------------------------------------

Sunoco
   Refinery                                   740               350      724               327      701               304
   Marketing and transportation               380               165      362               148      337               137
------------------------------------------------------------------------------------------------------------------------------
                                            1 120               515    1 086               475    1 038               441
------------------------------------------------------------------------------------------------------------------------------
Corporate
   Stuart oil shale project**                 237                --      187                --       61                --
   Other                                        7                 3        6                 2        5                 2
------------------------------------------------------------------------------------------------------------------------------
                                              244                 3      193                 2       66                 2
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                            6 464             1 936    5 324             1 820    4 470             1 653
Net capital assets                                            4 528                      3 504                      2 817
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Interest capitalized during 1999 totalled $45 million (1998 - $43 million; 1997
- $25 million).

* During the fourth quarter of 1998, plant expansion and Steepbank Mine assets were put into service. At that time, costs associated with these projects were transferred to Plant assets and Mine and mobile equipment, and depreciation of these costs commenced.

** The depreciation and depletion of costs related to these major projects will begin when the facilities are substantially complete and ready for commercial production to begin.

7.   DEFERRED CHARGES AND OTHER

($ millions)                                                   1999                       1998                       1997
------------------------------------------------------------------------------------------------------------------------------
Oil sands overburden removal costs (see below)                   85                         95                         86
Oil sands preproduction costs                                     8                          9                         11
Deferred maintenance shutdown costs                              45                         44                         52
Investments*                                                      8                          8                          8
Goodwill**                                                       13                         14                         14
Other                                                            32                         29                         30
------------------------------------------------------------------------------------------------------------------------------
                                                                191                        199                        201
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Oil sands overburden removal costs
   Balance - beginning of year                                   95                         86                         80
   Outlays during year                                           53                         46                         34
   Depreciation on equipment during year                          6                          2                          3
------------------------------------------------------------------------------------------------------------------------------
                                                                154                        134                        117
   Amortization during year                                     (69)                       (39)                       (31)
------------------------------------------------------------------------------------------------------------------------------
   Balance - end of year                                         85                         95                         86
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

* Includes investments in partly paid Restricted Class Shares of the Australian joint venture participants in the Stuart oil shale project, Central Pacific Minerals NL (CPM) and Southern Pacific Petroleum NL (SPP), in 1997 totalling $4 million. These investments are accounted for on the cost basis. They convey to the company a right, but not an obligation, to fully pay for 18 850 000 and 57 000 000 Restricted Class Shares of CPM and SPP, respectively, for an additional investment of approximately $64 million. This amount may change in the future as foreign exchange rates change. The balance owing is payable within six months of the project becoming fully operational. If Suncor does not pay the balance owing, its Restricted Class Shares would be forfeited and the investment of $4 million charged to expense. Ownership of these shares would represent approximately a 14% interest in CPM and SPP as at December 31, 1999. The Restricted Class Shares would automatically convert into an equal number of common shares in June 2004, or earlier in certain circumstances.

   The market value of these common shares at December 31,1999, based on quoted market prices, was approximately $222 million (1998 - $157 million; 1997 - $245 million). It is uncertain, however, whether the quoted market prices would be fully realized upon any future sale of these shares.

** The company's proportionate share of goodwill of its Sunoco joint ventures is being amortized to earnings on a straight line basis over 40 years, subject to annual review for impairment.

54  SUNCOR ENERGY INC. 1999 ANNUAL REPORT

8. LONG-TERM BORROWINGS

($ millions)                                                                   1999        1998         1997
------------------------------------------------------------------------------------------------------------
FIXED RATE BORROWINGS

Medium Term Notes, maturing in 2007. Interest payable semi-annually*            400         400          400
7.4% Debentures, Series C, maturing in 2004. Redeemable at any time,
   at the company's option**                                                    125         125          125

Borrowings under or with support of lines of credit converted to fixed rate obligations by interest rate swap transactions, maturing in 2003.
   Interest payable quarterly at rates averaging 5.6%***                        110         110           --

12% Debentures, Series A, maturing in 2003. Repayable at the rate of
   $5 million annually, redeemable at any time, at the company's option****      --          --           55

Stuart oil shale project borrowings with interest at 7.75%.
   Australian $87 million. Principal and interest repayable from project
   net cash flows (note 12 (b) )                                                 82          71           22

Sunoco joint venture borrowings with interest at rates averaging 7.6% at
   December 31, 1999 (1998 - 7.1%; 1997 - 7.2%)                                   5           5            6
------------------------------------------------------------------------------------------------------------
                                                                                722         711          608
Less current portion of fixed rate long-term borrowings                           1           1            6
------------------------------------------------------------------------------------------------------------
                                                                                721         710          602
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
VARIABLE RATE BORROWINGS*****

Borrowings with interest at variable rates averaging
   5.2% at December 31, 1999 (1998 - 5.3%; 1997 - 4.3%)
   under or with support of lines of credit                                     585         588          165
------------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM BORROWINGS                                                    1 306       1 298          767
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

* During 1997, the company issued $400 million of medium term notes, $250 million in the first quarter at an interest rate of 6.8%, and $150 million in the third quarter at an interest rate of 6.1%. The money received was used to repay short-term promissory notes and borrowings under the company's lines of credit.

** During 1996, the company entered into a cross-currency interest rate swap transaction to convert its 7.4% Debentures to a 6.2% fixed interest rate U.S. dollar obligation of approximately $91 million. Also in 1996, the company entered into another cross-currency interest rate swap transaction to convert the U.S. $91 million obligation back to a fixed rate Canadian $125 million obligation. Both contracts will remain in place for the term of the debenture. The net effect of the two swap transactions is to reduce the effective interest rate on the debentures from 7.3% (7.4% coupon rate) to 5.5%. The principal obligation remains unchanged.

*** During 1998, the company entered into interest rate swap transactions to convert $50 million and $60 million of variable rate borrowings to fixed interest rate obligations at 5.5% and 5.7%, respectively.

**** During 1998, the company exercised its option to redeem the remaining $50 million of 12% Debentures, Series A outstanding after a $5 million sinking fund redemption on the same date. The purpose of the early redemption was to replace the debenture with lower interest rate financing.

***** During 1999, the company entered into a cross-currency interest rate swap transaction to convert U.S. $183 million of variable rate borrowings with interest based on 90 day LIBOR to Canadian $278 million with interest based on 90 day bankers acceptances.

LONG TERM BORROWING



------------------------------------------------------------
(percentages)                         1999     1998     1997
------------------------------------------------------------
[GRAPH]
------------------------------------------------------------
/ / Variable rate                     45       45       22
------------------------------------------------------------
/ / Fixed rate                        55       55       78
------------------------------------------------------------

Principal repayments of long-term borrowings in each of the next five years are as follows:

($ millions)
-------------------------------------------------------
2000                                                6
2001                                                4
2002                                                4
2003                                              374
2004                                              458
-------------------------------------------------------

Principal repayments for the period 2000 to 2004 include $22 million of Stuart oil shale project borrowings estimated to be repayable from project net cash flows. Actual amounts repayable and the timing of repayments could differ from those estimates.


                                  SUNCOR ENERGY INC. 1999 ANNUAL REPORT   55

9.   LINES OF CREDIT

At December 31, 1999, the company had available $1 926 million in credit and term loan facilities, of which $328 million had been drawn, as follows:

- A facility for $600 million which is fully revolving for 364 days, has a term period of three years and expires in 2003.

- A facility for U.S. $183 million (Cdn $278 million) which is non-revolving, has been fully drawn and expires in 2004.

- A facility for $1 018 million which is fully revolving for six years and expires in 2004.

- Uncommitted facilities totalling $30 million, which can be terminated at any time at the option of the lenders.

   The company is also authorized, supported by unutilized credit and term loan facilities, to issue commercial paper to a maximum of $600 million having a term not to exceed 364 days. At December 31, 1999, the company had $367 million in commercial paper outstanding.

   These credit facilities are subject to commitment fees, the amounts of which are not material.

10.  ACCRUED LIABILITIES AND OTHER

------------------------------------------------------------
($ millions)                          1999     1998     1997
------------------------------------------------------------
[GRAPH]
------------------------------------------------------------
/ / Reclamation and environmental
    remediation costs (a)              86       87       90
------------------------------------------------------------
/ / Pension costs (see note 12)        39       50       61
------------------------------------------------------------
/ / Other (b)                          54       24       15
------------------------------------------------------------
Total                                 179      161      166
------------------------------------------------------------

(a)  RECLAMATION AND ENVIRONMENTAL REMEDIATION COSTS

Total accrued reclamation and environmental remediation costs also include $13 million in current liabilities (1998 - $14 million; 1997 - $13 million). Payments during 1999 totalled $13 million (1998 - $11 million; 1997 - $18 million).

   The estimate of remaining reclamation costs for the company's oil sands operation is $525 million for its current mining operation and its Project Millennium. $79 million has been accrued at December 31, 1999. The remaining $446 million will be accrued over future years on a unit of production basis. Factors such as inflation and changes in technology and proved reserves may materially change the cost estimate.

   The exploration and production segment's reclamation and environmental remediation cost estimate decreased in 1999 from $64 million to $57 million, reflecting the divestment of non-strategic properties. $27 million has been accrued to December 31, 1999. The remaining $30 million will be accrued over future years on a unit of production basis.

(b)  EMPLOYEE INCENTIVE PLANS

In 1997, the company established the following long-term employee incentive plans.

   The Special Performance Incentive Plan (SPIP) provides awards of Special Performance Units (SPU) for senior executives of the company. These awards, granted on April 1, 1997, will vest on April 1, 2002. The number of SPU that will vest at that date is based on the value at April 1, 2002, assuming reinvestment of dividends, of a notional $100 investment in common shares of the company at the grant date. A maximum of 790,000 SPU will vest if the value of the notional investment doubles to $200. No SPU will vest if the value of the notional investment is $150 or lower. Vested SPU entitle the holder to receive either an equivalent number of common shares of the company, half the value of which will be paid in cash and the other half in common shares purchased by the company in the open market, or an equivalent number of Deferred Share Units (DSU), which are equal in value to SPU. Of the 790,000 DSU available, executives have elected to receive 721,500.These executives will be required to hold DSU as long as they remain with the company, and will receive additional DSU equivalent in value to future notional dividend reinvestments. Upon the retirement, death or employment termination of the holder, DSU will be paid in cash, based on the value at that time of an equivalent number of common shares of the company.

   The Incremental Value Payout Program (IVPP) component of the Employee Long-Term Incentive Plan (ELTIP) provides incentive awards, payable on April 1, 2002, mainly to those employees of the company who are not eligible for SPIP or the Employee Stock Option Program component of the ELTIP (see note 14(b)). One half of the award is based on the average market price of the company's common shares during the twelve weeks prior to April 1, 2002. The other half of the award is based on achievement of certain performance measurement criteria relating to the company's business segments. No award is payable if the market price of the company's common shares is lower than $54. The awards will be paid in equal amounts of cash and common shares of the company.

   In 2001, projected cash awards will reduce cash flow provided from operations as long-term liabilities are transferred to current liabilities in anticipation of cash payments in 2002. At December 31, 1999, 790,000 SPU were earned under the SPIP. The resulting 1999 impact was a charge to expense of $21 million (1998 - $4 million; 1997 - $2 million), and a decrease in net earnings of $13 million or $0.12 per common share (1998 - $3 million or $0.03 per common share; 1997 -$1 million or $0.01 per common share). The 1999 impact of the IVPP was a charge to expense of $5 million and a decrease in net earnings of $3 million or $0.03 per common share (1998 and 1997 - nil).

(c)  DIRECTORS' COMPENSATION PLAN

In 1999, the company established the Directors' Deferred Share Unit Plan. Under this plan, non-employee directors of the company may elect annually to receive their compensation as


56   SUNCOR ENERGY INC. 1999 ANNUAL REPORT
directors for that year in cash, in equal amounts of cash and Deferred Share Units (DSU), or entirely in DSU. The value of one DSU is the market value of one common share of the company. DSU are payable in cash upon the retirement as director or death of the holder. The 1999 impact of this plan on net earnings was not material.

11.  PENSION COSTS AND OBLIGATIONS

The company's pension plans include defined benefit plans under which employees do not make contributions, and which provide a pension benefit at retirement based upon years of service and final average earnings.

   The company also has a defined contribution plan, under which both the company and employees make contributions. Company contributions are based on employees' earnings and contributions.

DEFINED BENEFIT PENSION PLANS

These pension plans consist of a funded plan which covers most employees, and unfunded supplementary benefit plans which primarily provide supplemental retirement benefits to executives and senior employees. Under the funded plan, the company makes contributions to an independent trustee to cover pension payment obligations to retired employees. The trustee acts as the depository for contributions, the disbursing agent and custodian of the pension plan's assets. These assets are managed by a pension fund investment committee, on behalf of the beneficiaries, which retains independent investment managers and advisors. Pension plan assets are not the company's assets and therefore are not included in the consolidated balance sheets.

   Company contributions to the funded pension plan as well as the present value of pension benefit obligations and current period pension expense are determined by an independent actuary based on the following actuarial assumptions and management's estimates, and in accordance with regulatory requirements.

ASSUMPTIONS AND ESTIMATES

-----------------------------------------------------------------------------
(percentage)                      1999             1998              1997
-----------------------------------------------------------------------------
[GRAPH]
-----------------------------------------------------------------------------
/ / Discount rate                 7.25             8.0               8.0
-----------------------------------------------------------------------------
/ / Long-term rate of return
    on plan assets                7.25             8.0               8.0
-----------------------------------------------------------------------------
/ / Rate of compensation
    increase                      4.25             4.5               4.5
-----------------------------------------------------------------------------

   The following funded status table identifies the present value of the net unfunded obligation, which is the amount by which pension plan obligations exceed the market value of plan assets available to satisfy these obligations at December 31:

($ millions)                          1999       1998       1997
---------------------------------------------------------------------
Pension benefit obligations:
Funded plan                            308        259        247
Unfunded supplementary plans            51         44         40
---------------------------------------------------------------------
Total obligations                      359        303        287
Less market value of plan assets*      316        278        250
---------------------------------------------------------------------
Net unfunded obligation                 43         25         37
---------------------------------------------------------------------

* Assets in the company's pension plan consist of marketable equity securities, government and corporate bonds and short-term notes.

The above net unfunded obligation is reflected as a liability in the company's balance sheet before recognition of the unamortized asset determined at January 1, 1987, the transition date, and other unamortized plan gains and losses, which represent annually calculated differences between actual and projected plan performance. These actuarial charges/credits to earnings, which are already reflected in the net unfunded obligation, are recorded over the expected average remaining service life of employees, which is currently 13 years (1998 and 1997 - 13 years).

($ millions)                     1999       1998       1997
---------------------------------------------------------------
Pension liability*                 47         58         69
Unamortized transitional asset    (13)       (20)       (26)
Unamortized net (gain) loss         9        (13)        (6)
---------------------------------------------------------------
Net unfunded obligation            43         25         37
---------------------------------------------------------------
---------------------------------------------------------------
*  Current portion                  8          8          8
   Long-term portion               39         50         61
---------------------------------------------------------------
                                   47         58         69
---------------------------------------------------------------
---------------------------------------------------------------
   Company contributions
   to funded plan                  15         14         13
---------------------------------------------------------------
---------------------------------------------------------------

PENSION EXPENSE

------------------------------------------------------------
($ millions)                          1999     1998     1997
------------------------------------------------------------
[GRAPH]
------------------------------------------------------------
/ / Defined benefit plan                5        5        6
------------------------------------------------------------
/ / Defined contribution plan           4        3        3
------------------------------------------------------------
Total                                   9        8        9
------------------------------------------------------------

12.  COMMITMENTS AND CONTINGENCIES

(a)  OPERATING COMMITMENTS

In order to ensure continued availability of, and access to, facilities and services to meet its operational requirements, the company enters into non-cancellable operating leases for service stations, office space and other property and equipment, as well as transportation service agreements for pipeline capacity and an energy services agreement. Under contracts existing at December 31, 1999, future minimum amounts payable under these leases and agreements are as follows:


                                  SUNCOR ENERGY INC. 1999 ANNUAL REPORT   57

                       Pipeline capacity          Operating
($ millions)        and energy services*             leases
-----------------------------------------------------------------------
2000                                  64                 33
2001                                  97                 29
2002                                 111                 24
2003                                 112                 20
2004                                 112                 17
Later years                        3 274                 91
-----------------------------------------------------------------------
                                   3 770                214
-----------------------------------------------------------------------

* Includes annual tolls payable under a transportation service agreement with a major pipeline company to use a portion of its pipeline capacity and tankage for the shipment, commencing in 1999 and extending to 2028, of crude oil from Fort McMurray to Hardisty, Alberta. As the initial shipper on the pipeline, Suncor's annual tolls payable under the agreement could be subject to annual adjustments.

   A major energy company is in the process of building a cogeneration facility at the oil sands site with expected completion during the first quarter of 2001. Under long-term energy agreements, Suncor has a commitment to obtain a portion of the power and all of the steam generated by this facility to meet the energy needs of its oil sands operation. Effective October 1999, this company also commenced managing the operations of Suncor's existing energy services facility.

(b)  CAPITAL EXPENDITURE COMMITMENTS AND CONTINGENCIES

The success of the Stuart oil shale project is subject to uncertainty because of the developmental nature of the project and the inherent risks associated with the use of the new technology. If the project is unsuccessful, capitalized costs, including capitalized interest, investments in Central Pacific Minerals NL and Southern Pacific Petroleum NL (see note 7), and the project financing liability would be written off. The impact on future earnings, should this occur, is currently estimated to be $55 million to $65 million.

   At December 31, 1999, the company had outstanding commitments of $402 million for capital expenditures on Project Millennium.

(c)  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failures which could affect the company's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

(d)  CONTINGENCIES

The company is subject to various regulatory and statutory requirements relating to the protection of the environment. These requirements, in addition to contractual agreements and management decisions, result in the accrual of estimated reclamation and environmental remediation costs. These costs are accrued at the company's exploration and production and oil sands operations on the unit of production basis. Estimated environmental remediation costs at service stations are also accrued upon completion of site investigations. These costs are reduced by any estimated gains likely to be realized on a sale of these sites. Any changes in these estimates will affect future earnings.

   Under the company's business interruption insurance coverage, the company would bear the first $70 million of any loss arising from a future insured incident at its oil sands operations.

   The company is defendant and plaintiff in a number of legal actions that arise in the normal course of business.

   Costs attributable to these commitments and contingencies are expected to be incurred over an extended period of time and to be funded mainly from the company's cash provided from operating activities. Although the ultimate impact of these matters on net earnings cannot be determined at this time, it could be material for any one quarter or year. The company believes that any liabilities which might arise pertaining to such matters would not be expected to have a material effect on the company's consolidated financial position.

13.  PREFERRED SECURITIES

During 1999, the company completed a Canadian offering of $276 million of 9.05% preferred securities and a U.S. offering of U.S. $162.5 million of 9.125% preferred securities, the proceeds of which totalled Canadian $507 million after issue costs of $17 million ($10 million after income tax credits of $7 million). The preferred securities are unsecured junior subordinated debentures, due in 2048 and redeemable at the company's option on or after March 15, 2004. Subject to certain conditions, the company has the right to defer payment of interest on the securities for up to 20 consecutive quarterly periods. Deferred interest and principal amounts are payable in cash, or, at the option of the company, from the proceeds on the sale of equity securities of the company delivered to the trustee of the preferred securities. Accordingly, the preferred securities are classified as share capital in the consolidated balance sheet and the interest distributions thereon, net of income taxes, are classified as dividends. Proceeds from the offerings were used to repay commercial paper borrowings.


58   SUNCOR ENERGY INC. 1999 ANNUAL REPORT

14. SHARE CAPITAL

(a) AUTHORIZED:

COMMON SHARES

The company is authorized to issue an unlimited number of common shares without nominal or par value.

PREFERRED SHARES

The company is authorized to issue an unlimited number of preferred shares without nominal or par value in series.

(b)  ISSUED:

The number of common shares and common share options outstanding, common share prices and per share calculations, for both current and prior periods, reflect a two-for-one split of the company's common shares during 1997.

                                            Common Shares
($ millions)                              Number     Amount
--------------------------------------------------------------------
Balance as at
   December 31, 1996                 109 573 672        508
Issued for cash under
   stock option plan                     326 138          5
Issued under dividend
   reinvestment plan                       6 823         --
--------------------------------------------------------------------
Balance as at
   December 31, 1997                 109 906 633        513
Issued for cash under
   stock option plan                     297 465          4
Issued under dividend
   reinvestment plan                      12 730          1
--------------------------------------------------------------------
Balance as at
   December 31, 1998                 110 216 828        518
Issued for cash under
   stock option plan                     293 925          6
Issued under dividend
   reinvestment plan                       5 366         --
--------------------------------------------------------------------
Balance as at
   December 31, 1999                 110 516 119        524
--------------------------------------------------------------------
--------------------------------------------------------------------

COMMON SHARE OPTIONS

(i)  EXECUTIVE STOCK PLAN

Under this plan, the company has granted common share options to non-employee directors and certain executives of the company and its subsidiaries. The exercise price of an option is equal to the market value of the common shares at the date of grant. Options granted to non-employee directors are exercisable immediately. Options granted to employees are exercisable as follows: one-third after one year, the second third after two years and the final third after three years of the grant date. No option may be exercisable more than 10 years after the grant date.

(ii) EMPLOYEE STOCK OPTION PROGRAM

Under this component of the ELTIP, the company granted 621110 common share options to certain executives and senior employees. The exercise price for these grants was equal to or greater than the market value of the common shares at the grant date. Options are exercisable on April 1, 2002, one half on a time basis and the other half based on achievement of certain performance measurement criteria.

   The following tables cover common share options granted by the company:

                                                  Exercise price per share
                                                                  Weighted
(dollars)                            Number           Range        Average
--------------------------------------------------------------------------
Outstanding,
   December 31, 1996           1 778 468            9.50-25.60       17.03
Granted                        1 181 570           31.07-52.15       41.72
Exercised                       (326 138)           9.50-21.09       13.77
Cancelled                        (35 609)          16.44-31.07       25.64
--------------------------------------------------------------------------
Outstanding,
   December 31, 1997           2 598 291            9.50-52.15       28.54
Granted                          446 518           49.10-52.75       49.31
Exercised                       (297 489)           9.50-31.38       14.50
Cancelled                        (48 701)          21.09-52.15       42.76
--------------------------------------------------------------------------
Outstanding,
   December 31, 1998           2 698 619            9.50-52.75       33.27
Granted                          545 228           40.50-60.35       41.39
Exercised                       (291 520)           9.50-49.10       19.51
Cancelled                        (23 334)          31.07-52.15       51.45
--------------------------------------------------------------------------
Outstanding,
   December 31, 1999           2 928 993            9.50-60.35       36.01
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Exercisable,
   December 31
     1997                        923 543            9.50-31.38       16.58
--------------------------------------------------------------------------
     1998                      1 133 437            9.50-52.15       20.88
--------------------------------------------------------------------------
     1999                      1 304 908            9.50-53.95       25.78
--------------------------------------------------------------------------
--------------------------------------------------------------------------

AVAILABLE FOR GRANT, DECEMBER 31

--------------------------------------------------------------------------
(number of common shares)                  1999        1998       1997
--------------------------------------------------------------------------
[GRAPH]
--------------------------------------------------------------------------
                                        3 538 234   4 060 129   4 457 945
--------------------------------------------------------------------------


                                  SUNCOR ENERGY INC. 1999 ANNUAL REPORT   59

The following table is an analysis of outstanding and exercisable common share options as at December 31, 1999:

--------------------------------------------------------------------------------------------------
                                      OUTSTANDING                               EXERCISABLE

                                       Weighted           Weighted                        Weighted
                              Average Remaining   Average Exercise                Average Exercise
Exercise Price        Number   Contractual Life    Price Per Share      Number     Price Per Share
--------------------------------------------------------------------------------------------------
$ 9.50 - $10.79       45 678                  3               9.89      45 678                9.89
$15.18 - $15.66       85 510                  4              15.61      85 510               15.61
$16.44 - $20.88      298 791                  5              16.83     298 791               16.83
$21.09 - $25.60      458 616                  6              22.11     358 616               21.13
$31.07 - $31.38      512 098                  7              31.09     344 761               31.10
$40.50 - $60.35    1 528 300                  8              47.50     171 552               49.71
--------------------------------------------------------------------------------------------------
TOTAL              2 928 993                  7              36.01   1 304 908               25.78
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(iii) FAIR VALUE OF OPTIONS GRANTED

The weighted average fair value of common share options granted in 1999 is $14.01 per share (1998 - $18.09 per share; 1997 - $11.33 per share). The fair value of common share options granted is estimated as at the grant date using the Black-Scholes option-pricing model, using the following assumptions:

                                     1999       1998       1997
---------------------------------------------------------------
Dividend                           $0.68/     $0.68/     $0.68/
                                    share      share      share
Risk-free interest rate             4.89%      5.31%      5.69%
Expected life                     7 years    7 years    7 years
Expected volatility                   32%        32%        20%
---------------------------------------------------------------

15. FINANCIAL INSTRUMENTS

(a) BALANCE SHEET FINANCIAL INSTRUMENTS

The company's financial instruments recognized in the consolidated balance sheets consist of cash and cash equivalents, accounts receivable, investments in CPM and SPP, substantially all current liabilities and long-term borrowings.

   The estimated fair values of recognized financial instruments have been determined based on the company's assessment of available market information and appropriate valuation methodologies; however, these estimates may not necessarily be indicative of the amounts that could be realized or settled in a current market transaction.

   The fair values of cash and cash equivalents, accounts receivable and current liabilities approximate their carrying amounts due to the short-term maturity of these instruments.

   The fair value of the company's investment in the shares of CPM and SPP is not determinable. Information about the terms, conditions and characteristics of these investments is presented in note 7.

   The following table summarizes estimated fair value information about the company's long-term borrowings at December 31:

                                 1999             1998             1997
                           Carrying   Fair  Carrying   Fair  Carrying   Fair
($ millions)                 amount  value    amount  value    amount  value
----------------------------------------------------------------------------
Long-term borrowings
  - fixed rate                  525    516       525    548       575    595
  - variable rate               695    695       698    698       165    165
  - Sunoco joint ventures         4      4         4      4         5      5
  - Stuart oil shale
    project                      82     82        71     71        22     22
----------------------------------------------------------------------------
----------------------------------------------------------------------------

   The fair value of the company's fixed rate long-term borrowings, which are publicly traded, is based on quoted market prices. The fair value of the company's variable-rate long-term borrowings, proportionate share of the long-term borrowings of its Sunoco joint ventures, and the Stuart oil shale project borrowings approximates the carrying amount.

(b)  DERIVATIVE FINANCIAL INSTRUMENTS

The company is also a party to certain derivative financial instruments which are not recognized in the consolidated balance sheets, as follows:

REVENUE HEDGES

The company enters into crude oil, natural gas and foreign currency swap contracts to protect its future Canadian dollar earnings and cash flows from the potential adverse impact of low petroleum and natural gas prices and an unfavourable U.S./Canadian dollar exchange rate. The swap contracts reduce fluctuations in sales revenues by locking in fixed prices and exchange rates on the portion of its sales covered by the contracts. While the swap contracts reduce the risk of exposure to adverse changes in commodity prices and exchange rates, they also reduce the potential benefit of favourable changes in commodity prices and exchange rates.


60   SUNCOR ENERGY INC. 1999 ANNUAL REPORT

   The swap contracts do not require the payment of premiums or cash margin deposits prior to settlement. On settlement, these contracts result in cash receipts (payments) by the company for the difference between the contract and market rates for the applicable dollars and volumes hedged during the contract term. Such cash receipts (payments) offset corresponding decreases (increases) in the company's sales revenues. For accounting purposes, amounts received (paid) on settlement are recorded as part of the related hedged sales transactions.

   Contracts outstanding at December 31 were as follows:

--------------------------------------------------------------------------------------------------------------------
CONTRACT AMOUNTS
($ millions except                                          Average price*       Revenue hedged
for average price)                        Quantity             $ Canadian            $ Canadian         Hedge period
--------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 1999
Crude oil swaps*                    52 655 bbl/day                     26                   503                 2000
                                     9 845 bbl/day                     19(a)                 67(a)              2000
                                    35 000 bbl/day                     26                   327                 2001
                                     4 000 bbl/day                     26                    38                 2002
U.S. dollar swaps                          U.S.$81                   1.41                   114                 2001
                                          U.S.$289                   1.41                   408                 2002
--------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 1998
Crude oil swaps*                    23 700 bbl/day                     28                   242                 1999
                                     6 000 bbl/day                     28                    61                 2000
Natural gas swaps*                      2 mmcf/day                   2.75                     2                 1999
U.S. dollar swaps                         U.S.$115                   1.39                   160                 1999
                                          U.S.$274                   1.39                   381                 2000
                                          U.S.$312                   1.41                   440                 2001
                                          U.S.$314                   1.42                   446                 2002
--------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 1997
Crude oil swaps*                    31 500 bbl/day                     28                   325                 1998
                                    23 700 bbl/day                     28                   241                 1999
                                     6 000 bbl/day                     28                    60                 2000
Natural gas swaps*                     19 mmcf/day                   1.87                    13                 1998
U.S. dollar swaps                          U.S.$15                   1.43                    21                 1998
                                           U.S.$98                   1.39                   136                 1999
                                          U.S.$159                   1.37                   218                 2000
                                          U.S.$100                   1.39                   139                 2001
--------------------------------------------------------------------------------------------------------------------

* Average price for crude oil swaps is WTI per barrel at Cushing, Oklahoma. Average price for natural gas swaps is dollars per thousand cubic feet.

(a) Average price and revenue hedged is in U.S. dollars.

INTEREST RATE HEDGES

The company enters into interest rate and cross-currency interest rate swap contracts when there is an opportunity to lower the cost of borrowed funds. The interest rate swap contracts involve an exchange of floating rate and fixed rate interest payments between the company and a financial institution. The cross-currency swap contracts involve an exchange of Canadian dollar interest payments and U.S. dollar interest payments between the company and a financial institution, and an exchange of Canadian and U.S. dollar principal amounts at the maturity date of the underlying borrowing to which the swaps relate. The swap transactions are completely independent from and have no direct effect on the relationship between the company and its lenders. The differentials on the exchange of periodic interest payments are recognized in the accounts as an adjustment to interest expense.

   The notional amounts of interest rate and cross-currency interest rate swap contracts outstanding at December 31, 1999 are detailed in note 8, Long-Term Borrowings.


                                  SUNCOR ENERGY INC. 1999 ANNUAL REPORT   61

FAIR VALUE OF DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of these hedging derivative financial instruments is the estimated amount, based on brokers' quotes, that the company would receive
(pay) to terminate the contracts. Such amounts, which also represent the unrecognized and unrecorded gain (loss) on the contracts, were as follows at December 31:

($ millions)                       1999      1998     1997
----------------------------------------------------------
Crude oil swaps                    (136)       77       40
U.S. dollar swaps                    (1)     (108)      (9)
Natural gas swaps                    --        --       (1)
Australian dollar forwards           --        --       (6)
Interest rate and cross-currency
   interest rate swaps               --        10       13
----------------------------------------------------------
                                   (137)      (21)      37
----------------------------------------------------------
----------------------------------------------------------
Unrecognized gain
   exposed to credit risk
   as at December 31, 1999            2
---------------------------------------

   The company may be exposed to certain losses in the event that other parties to the financial instruments are unable to meet the terms of the contracts. The company's exposure is generally limited to those other parties holding contracts with net unrecognized gains at the reporting date. The company, however, minimizes this risk by entering into agreements only with highly rated financial institutions, and through regular management review of potential exposure to, and credit ratings of, such financial institutions.

16. RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1999, the Accounting Standards Board of the Canadian Institute of Chartered Accountants (CICA) issued new recommendations for the recognition, measurement and disclosure of the cost of employee future benefits. The company will adopt the new recommendations, effective January 1, 2000, in a manner that produces recognized and unrecognized amounts for all of its benefit plans the same as those determined by the application of accounting principles generally accepted in the United States. Adoption will result in the recognition of a liability and an expense for all employee future benefits in the reporting period in which an employee has provided the service that gives rise to the benefits.

   In December 1997, the Accounting Standards Board of the CICA issued new recommendations dealing with accounting for income taxes. This standard requires the use of the liability method for computing deferred income taxes. Under current rules, deferred income taxes are computed using the deferred method. The company will adopt the new recommendations effective January 1, 2000.

   These new standards issued by the CICA serve to harmonize Canadian and U.S. generally accepted accounting principles in respect to employee future benefits and income taxes.


62   SUNCOR ENERGY INC. 1999 ANNUAL REPORT